Filed Pursuant to Rule 424(b)(2)
Registration No. 333-143472

CALCULATION OF REGISTRATION FEE

Maximum
Title of Each Class of	Amount	Aggregate	Maximum	Amount of
Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered(1)	per Share	Offering Price	Fee(2)
Common Stock, no par value per share	12,477,500	$14.10	$175,932,750	$6,914.16

(1)	Includes 1,627,500 shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $39.30 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3 ASR (No. 333-143472) filed by Portland General Electric Company on June 4, 2007.

Prospectus supplement

To prospectus dated June 1, 2007

10,850,000 shares

Portland General Electric Company

Common stock

We are selling 10,850,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “POR.” On March 5, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $14.37 per share.

	Per share	Total

Public offering price	$14.1000	$152,985,000
Underwriting discounts and commissions	$0.4935	$5,354,475
Proceeds to Portland General Electric Company, before expenses	$13.6065	$147,630,525

Portland General Electric Company has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,627,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions and less an amount per share equal to any dividends declared by us and payable on the common shares sold on the date hereof but not payable on the shares purchased pursuant to this option, to cover over-allotments, if any.

We expect that delivery of the shares will be made on or about March 11, 2009.

Investing in our common stock involves a high degree of risk. Please read “Risk factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P.Morgan
Barclays Capital
Deutsche Bank Securities
Wachovia Securities

March 5, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front cover of these documents and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus and any document incorporated by reference, on the other hand, in making your investment decision.

Prospectus supplement

Prospectus

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information” and “Incorporation of certain documents by reference.”

Information regarding forward-looking statements

Some of the statements included in this prospectus supplement, the accompanying prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based upon management’s current expectations, beliefs, plans, objectives, estimates and assumptions regarding future events or performance and other matters. Forward-looking statements include statements regarding future operations, cash flows from operations, business prospects, the outcome of litigation and regulatory proceedings, growth in demand for energy, market conditions, long-term earnings growth, future capital expenditures, the cost, completion and benefits of capital projects and our future liquidity. Forward-looking statements also include other statements containing words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions, which are intended to identify forward-looking statements.

Forward-looking statements are based upon management’s current expectations, beliefs, plans, objectives, estimates and assumptions concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk factors” set forth in this prospectus supplement and the accompanying prospectus or otherwise incorporated by reference. Forward-looking statements are not guarantees of future performance and actual results or outcomes may differ materially from those expressed.

In addition to any assumptions and other factors and matters discussed elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	governmental policies and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission, or the FERC, and the Public Utility Commission of Oregon, or the OPUC, with respect to allowed rates of return, financings, electricity pricing

S-i

and price structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•	the outcome of legal and regulatory proceedings and issues, including, without limitation, the proceedings related to the Trojan Investment Recovery, the Pacific Northwest Refund proceeding, the Portland Harbor investigation and other matters described in Note 18, Contingencies, in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008;

•	the continuing effects of the ongoing deterioration of the economies of the State of Oregon, the United States and other parts of the world, including reductions in demand for electricity, impaired financial soundness of vendors and service providers and elevated levels of uncollectible customer accounts;

•	capital market conditions, including the recent credit crisis, interest rate volatility, severe reductions in demand for investment-grade commercial paper and the availability and cost of capital, as well as changes in our credit ratings, which could have an impact on our cost of capital and our ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•	unseasonable or extreme weather and other natural phenomena, which, in addition to affecting our customers’ demand for power, could have a serious impact on our ability and cost to procure adequate supplies of fuel or power to serve our customers, and could increase our costs to maintain our generating facilities and transmission and distribution system;

•	operational factors affecting our power generation facilities, including forced outages, hydro conditions, wind conditions, and disruption of fuel supply;

•	wholesale energy prices and their impact on the availability and price of wholesale power in the western United States;

•	residential, commercial, and industrial growth and demographic patterns in our service territory;

•	future laws, regulations, and proceedings that could increase our costs or affect the operations of our thermal generating plants by imposing requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury, and other emissions;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of our customers and counterparties;

•	the failure to complete capital projects on schedule and within budget;

•	the effects of Oregon law related to utility rate treatment of income taxes, which may result in earnings volatility and adversely affect our results of operations;

•	the outcome of efforts to relicense our hydroelectric projects, as required by the FERC;

•	changes in, and compliance with, environmental and endangered species laws and policies;

S-ii

•	the effects of climate change, including changes in the environment that may affect energy costs or consumption, increase our costs, or adversely affect our operations;

•	new federal, state, and local laws that could have adverse effects on our operating results;

•	employee workforce factors, including aging, potential strikes, work stoppages, and transitions in senior management, including the retirement of our Chief Executive Officer and hiring of our new Chief Financial Officer;

•	general political, economic, and financial market conditions;

•	natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	acts of war or terrorism;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	declines in the market prices for equity securities and increased funding requirements for defined benefit pension plans and other benefit plans; and

•	declines in wholesale power and natural gas prices, which would require us to issue additional letters of credit or post cash as collateral to counterparties pursuant to existing purchased power and natural gas agreements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can management assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

S-iii

Prospectus supplement summary

This summary highlights certain information appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. As a result, this summary is not complete and does not contain all of the information that you should consider before purchasing our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

Portland General Electric Company

We are a vertically integrated electric utility engaged in the generation, purchase, transmission, distribution and retail sale of electricity in the State of Oregon. We operate as a cost-based, regulated electric utility. Our revenue requirements are determined based upon the forecast cost to serve retail customers, including an opportunity to earn a reasonable rate of return, and we are obligated to provide full service to our retail customers. Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2008 our service area population was approximately 1.6 million, comprising about 43% of the state’s population. At December 31, 2008, we served over 810,000 retail customers. As part of our regulated business we also participate in the wholesale market by purchasing and selling electricity and natural gas to utilities and energy marketers, in order to balance our supply of power to meet the needs of retail customers and manage our net variable power cost. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis. We incorporated in the State of Oregon in 1930.

Our business strategy

Our mission is to be a company our customers and communities can depend upon to provide electric service in a safe, responsible and reliable manner with excellent customer service at a reasonable price. We believe that our vertically integrated electric utility system will deliver long-term value to our customers and create opportunities to deliver attractive returns to our shareholders through earnings growth and dividends.

Our business strategy is to continue to grow our business through an emphasis on operational excellence, investment in core utility assets and corporate responsibility.

Operational excellence

•	Operate efficiently and achieve high customer satisfaction. We seek to make our business as efficient and cost-effective as possible while maintaining a high level of customer service. Recent independent survey results show overall satisfaction among our residential customers has risen to its highest level in nearly a decade.

•	Demonstrate industry leadership in power supply, system reliability and safety. We have designed an energy resource portfolio and delivery system that aims at meeting our customers’ electricity needs, achieving reasonable power prices, and upholding our commitment to safety. Based upon historical performance, we believe that our well-managed transmission and distribution system is highly reliable, and we regularly invest in system upgrades, expansions and maintenance in an effort to further improve the quality of our service. Our diversified energy resource portfolio includes 13 plants with a total combined generating capacity of approximately 2,459 MW, including hydro, gas, coal and wind plants. We achieved plant availability of approximately 92% for 2008 as a result of our efficient operations. We supplement our own generation with long-term and short-term wholesale contracts as needed to meet our retail load requirements and to provide an economic mix of resources.

•	Develop engaged and valued workforce. We aim to attract, develop and retain high-performing employees and to help them achieve their full potential. Our 2,753 knowledgeable employees and experienced managers are focused on serving our customers while remaining dedicated to operating our assets efficiently.

Investment in core utility assets

We make investments in our core utility operations, including new power generation and our transmission and distribution network, in an effort to continually improve the quality and reliability of our service and to capitalize on emerging technologies that offer customers responsible energy solutions. We believe these investment opportunities will provide us with incremental growth opportunities and over time reduce our dependency on purchased power.

•	We are pursuing our commitment to renewable energy by developing new wind generation resources. The 125-MW first phase of our Biglow Canyon Wind Farm was completed in December 2007. Phases II and III of this project are expected to be completed by the end of 2009 and 2010, respectively. The total project will have a combined installed capacity of approximately 449 MW and will further diversify our generating portfolio.

•	As part of our integrated resource planning process, we issued a request for proposal in 2008 seeking up to an additional 218 average megawatts of renewable resources and expect selection of partners and negotiations for these projects to be completed in 2009. These resources, which are in addition to the Biglow Canyon Wind Farm, must become operational by the end of 2014 to meet requirements of Oregon’s renewable portfolio standard. We are currently preparing additional long-term analysis to address resource decisions through 2020, which will be included in a new Integrated Resource Plan (IRP) we will file in late 2009. We expect the new IRP to further define our future energy and capacity needs.

•	Our “smart meter” project, designed to allow us to remotely monitor and manage our customers’ electricity usage, will result in the installation of approximately 850,000 new “smart meters” for residential and commercial customers by the end of 2010. The project is expected to provide improved services to our customers while achieving operational efficiencies and cost reductions for our business.

Corporate responsibility

•	Maintain constructive regulatory environment. We seek to maintain a collaborative relationship with regulators. We meet frequently with our regulators to discuss power supply and operating issues, with the goal of clearly and consistently communicating our need to reinvest in our system.

•	Participate in public policy development. Through proactive and open communication, we strive to maintain an ongoing, constructive dialogue with our regulators and customers, whose input helps shape our decisions on supplying future resource needs. We work at the federal, state, regional and local levels in analyzing and advocating for policies that benefit our customers, business and shareholders.

•	Support the Oregon community. We have a long history of volunteerism and strategic investments that reflects the following values of our employees and customers—a sustainable economy and environment, workforce development, a strong education system, customer safety and assistance to help connect low-income customers with financial assistance programs.

Our competitive strengths

We believe that we are well positioned to execute our business strategy successfully because of our competitive strengths described below.

•	Growing and diversified customer base. During 2008, PGE served an average of 811,315 retail customers compared to 800,587 during 2007, an increase of 1.3%. During 2008, residential, commercial and large industrial customers accounted for approximately 50%, 40% and 10%, respectively, of our retail revenues, with no single customer accounting for more than 2% of total retail revenues. We believe our commitment to superior power quality and reliability has helped to attract and maintain a diverse customer base.

•	Operational excellence. Based upon our experience, our transmission and distribution system is well-managed and highly reliable and our diversified energy resource portfolio is efficiently operated. Our ongoing investments in upgrading, expanding and maintaining our system seek to further improve the quality of our service, maintain a reasonable cost structure and generate adequate returns.

•	Balance sheet strength and investment-grade credit ratings. We have strived to maintain our investment-grade credit ratings and relatively stable operating cash flow, which has historically facilitated our access to the capital markets. We believe that we will have adequate liquidity to achieve our business plan although recent market conditions have made access to capital more challenging. We believe our financial position will allow us to raise capital for the projects described above and to continue to expand our generation capacity and improve our transmission and distribution system.

•	Experienced management team. Our executive officers average 23 years of utility industry experience. We also have a strong, highly engaged board of directors with significant industry experience.

Other information

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus supplement.

For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where you can find more information” and “Incorporation of certain documents by reference.”

The offering

Issuer	Portland General Electric Company (NYSE: POR)

Common stock offered	10,850,000 shares

Common stock to be outstanding immediately after completion of this offering	73,496,911 shares*

Underwriters’ over-allotment option	We have granted the underwriters an option to purchase up to an additional 1,627,500 shares if they exercise their over-allotment option in full.

Use of proceeds	We intend to use the net proceeds of this offering to repay substantially all of our outstanding short-term debt, with the balance to fund capital expenditures or for general corporate purposes as permitted under the OPUC order relating to this offering. For additional information, please read the section entitled “Use of proceeds.”

Dividend policy	On February 19, 2009, our Board of Directors declared a quarterly common stock dividend of 24.5 cents per share, payable on or before April 15, 2009 to shareholders of record at the close of business on March 25, 2009. We review our dividend policy periodically and the declaration of any future dividends will depend upon our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions, and other factors that our Board of Directors considers relevant. For additional information, please read the section entitled “Dividend policy.”

New York Stock Exchange symbol	Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.”

*	The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding at March 1, 2009. This figure does not include (i) up to 381,555 shares underlying outstanding restricted stock units and dividend equivalent rights that may vest after March 1, 2009, assuming maximum payouts under performance-based awards, or (ii) the 1,627,500 additional shares that may be purchased under the underwriters’ over-allotment option.

Risk factors

In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the section entitled “Risk factors” beginning on page S-6 of this prospectus supplement as well as the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus supplement.

Summary consolidated financial data

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. We have derived the summary consolidated income statement data for each of the three years in the period ended December 31, 2008 and the summary consolidated balance sheet data at December 31, 2008 and 2007 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Historical results are not indicative of the results to be expected in the future. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement.

	Year ended December 31,
(in millions)	2006	2007	2008

Statement of income data:
Revenues, net	$1,520	$1,743	$1,745
Total operating expenses	1,361	1,474	1,528
Income from operations	159	269	217
Net income	$71	$145	$87

	At December 31,
(in millions)	2007	2008

Balance sheet data:
Assets
Current assets:
Cash and cash equivalents	$73	$10
Total current assets	538	768
Electric utility plant, net	3,066	3,301
Total assets	4,108	5,023
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	—	142
Short-term debt	—	203
Total current liabilities	391	1,047
Long-term debt, net of current portion	1,313	1,164
Total liabilities	2,792	3,669
Shareholders’ equity:
Common stock, no par value, 80,000,000 shares authorized; 62,575,257 and 62,529,787 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	646	659
Accumulated other comprehensive loss	(4)	(5)
Retained earnings	674	700

Total shareholders’ equity	1,316	1,354

Total liabilities and shareholders’ equity	$4,108	$5,023

Risk factors

In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus supplement, as well as the following additional risks described below:

Risks associated with purchasing common stock in this offering

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The market price of our common stock after this offering may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of our prospects;

•	investors’ perceptions of the prospects of the commodities markets and more broadly, the energy markets;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analyst reports, recommendations or earnings estimates regarding us, other comparable companies or the industry generally, and our ability to meet those estimates;

•	changes in our credit ratings;

•	actual or anticipated fluctuations in quarterly financial operating results;

•	announcements by us of significant acquisitions, strategic partnerships or divestitures;

•	changes or trends in our industry, including price volatility and trading volumes of stocks in our industry, competitive or regulatory changes or changes in the commodities markets;

•	changes in regulation and the ability to recover expenses and capital deployed;

•	adverse resolution of new or pending litigation or proceedings against us;

•	additions or departures of key personnel;

•	changes in financial markets, including the possible effects of such changes on liquidity or access to capital markets, or changes in general economic or political conditions;

•	volatility in the equity securities market;

•	sales, or anticipated sales, of large blocks of our stock;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to us; and

•	our execution on capital projects.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation or legal proceedings against us, as well as announced changes in our business plans could adversely affect the trading price of our stock, regardless of the likely outcome of those developments. Additionally, securities markets worldwide recently have experienced, and are likely to continue to experience, significant price and volume fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.

At our 2009 Annual Meeting of Shareholders, we will seek approval from our shareholders of an amendment to our articles of incorporation to increase the number of shares of common stock that we are authorized to issue from 80 million to 160 million.

The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.

From July 2, 1997 until April 3, 2006, we operated as a wholly-owned subsidiary of Enron Corp. Since the issuance of our common stock pursuant to the Enron bankruptcy plan on April 3, 2006, we have paid regular quarterly dividends on our common stock. However, the declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of common stock dividends, if any, will depend upon the rights of holders of any shares of our preferred stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments and other factors that our Board of Directors considers relevant.

In addition, the terms of our debt instruments may limit our payment of dividends. Under our Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as amended and supplemented to date, between us and HSBC Bank USA, National Association (successor trustee to The Marine Midland Trust Company of New York), or the Mortgage Indenture, so long as any of our first mortgage bonds remain outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for value (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income available for dividends on our common stock accumulated after December 31, 1944, as determined in accordance with the Mortgage Indenture. At December 31, 2008, over $1 billion of accumulated net income was available for payment of dividends under this provision.

Provisions of Oregon law and our articles of incorporation and bylaws could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders.

We are incorporated under the laws of the State of Oregon. The Oregon Business Combination Act imposes some restrictions on mergers and other business combinations between us and holders of 15% or more of our outstanding common stock. In addition, we are subject to the anti-takeover provisions of the Oregon Control Share Act, which would prohibit an acquirer, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of our shareholders or we amend our articles of incorporation or bylaws to opt-out of the Oregon Control Share Act. These statutory provisions may discourage or limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock. For more information, please read the section entitled “Description of Common Stock—Provisions With Possible Anti-Takeover Effects” beginning on page 3 of the accompanying prospectus.

Other statutory and regulatory factors may also limit another party’s ability to acquire us. Section 757.511 of the Oregon Revised Statutes provides that no person, directly or indirectly, may acquire power to exercise any substantial influence over the policies and actions of a public utility without the prior approval of the OPUC if such person is or would become an “affiliated interest” (as defined in Section 757.015 (1), (2) or (3) of the Oregon Business Corporation Act), which includes a person that directly or indirectly holds 5% or more of the voting securities of the public utility. The regulatory approval process for an acquirer could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential acquirers.

In addition, our articles of incorporation and bylaws authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and rights, including preferences over our common stock with respect to dividends and distributions, as our Board of Directors may determine. If issued, the terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock.

The statutory requirements of Oregon law and the Federal Power Act may limit a party’s ability to acquire 5% or more or 10% or more, respectively, of our common stock.

As described above under “—Provisions of Oregon law and our articles of incorporation and bylaws could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders,” Section 757.511 of the Oregon Revised Statutes requires prior approval of the OPUC if a person will acquire the power to exercise any substantial influence over the policies and actions of a public utility, if such person has or would acquire, directly or indirectly, 5% or more of the voting securities of the public utility. Accordingly, any person or entity that will directly or indirectly hold 5% or more of our total outstanding common stock may require OPUC approval before acquiring the power to exercise such substantial influence.

Section 203 of the Federal Power Act and the FERC’s implementing regulations require pre-approval of a change in control of us. There is a presumption that such a change in control may occur if we engage in a transaction in which an entity acquires 10% or more of our total outstanding voting stock. While there are certain blanket authorizations available under Section 203, an entity that will hold 10% or more of our total outstanding common stock among itself and its affiliates may require prior FERC authorization.

Use of proceeds

We will receive net proceeds of approximately $147.3 million from the sale of common stock in this offering, after deducting underwriters’ discounts and commissions and estimated expenses of this offering. We will receive net proceeds of approximately $169.4 million (assuming no price adjustment with respect to any dividends declared by us) if the underwriters exercise in full their over-allotment option. We intend to use the net proceeds of this offering to repay all of our outstanding short-term debt (other than $7 million of joint venture liabilities that is included as short-term debt on our consolidated balance sheet), with the balance to fund capital expenditures or for general corporate purposes as permitted under the OPUC order relating to this offering. As of February 27, 2009, our short-term debt was $148 million, consisting of $141 million of commercial paper outstanding (with a weighted-average maturity of 10 days and a weighted-average interest rate of 1.47%) and the joint-venture liabilities described above.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2008 (i) on a historical basis, (ii) on an as adjusted basis to reflect certain changes since December 31, 2008, and (iii) on a pro forma, as adjusted basis to give effect to such changes since December 31, 2008 and this offering, but excluding the over-allotment option. Please read “Use of proceeds.”

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended December 31, 2008.

December 31, 2008		As	Pro forma,
(in millions, except share amounts)	Actual	adjusted	as adjusted

Total cash and cash equivalents(1)	$10	$6	$12
Short-term debt(2)	203	148	7
Long-term debt, including current portion(3)	1,306	1,436	1,436
Shareholders’ equity
Common stock, no par value, 80,000,000 shares authorized	659	659	806
Accumulated other comprehensive loss	(5)	(5)	(5)
Retained earnings	700	700	700

Total shareholders’ equity	1,354	1,354	1,501

Total capitalization	$2,863	$2,938	$2,944

(1)	Offering proceeds not used to repay substantially all of our short-term debt have been assigned for purposes of this table only to “Total cash and cash equivalents” in the Pro forma, as adjusted column. As discussed in “Use of proceeds,” we intend to use such excess proceeds for capital expenditures or certain general corporate purposes.

(2)	Our short-term debt includes our outstanding commercial paper, outstanding borrowings under our revolving credit facilities and certain joint venture liabilities that are included in our consolidated balance sheet, but excludes issued letters of credit, the amount of which along with outstanding commercial paper reduces availability under our revolving credit facilities on a 1 to 1 ratio. As of February 27, 2009, we had $141 million of commercial paper outstanding, no borrowings outstanding under our revolving credit facilities, $7 million of joint venture liabilities included as short-term debt, and $164 million in issued letters of credit. As of February 27, 2009, our liquidity, which consists of availability under our revolving credit facilities and cash and cash equivalents, totaled $196 million. The letters of credit issued as of February 27, 2009, were issued primarily as collateral to counterparties pursuant to existing purchased power and natural gas agreements that require us to post cash or letters of credit as collateral to the extent wholesale power or natural gas prices decline. As of February 27, 2009, our total collateral deposits had increased by $71 million since December 31, 2008, to $379 million.

(3)	In January 2009 we issued $130 million of First Mortgage Bonds.

Price range of common stock

Since April 3, 2006, our common stock has been listed for trading on the New York Stock Exchange under the symbol “POR.” On March 5, 2009, the last reported sale price for our common stock on the New York Stock Exchange was $14.37 per share. To our knowledge, at March 1, 2009, there were 62,646,911 shares of our common stock outstanding, held by approximately 1,250 shareholders of record. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange composite transactions reporting system and the dividends declared per share of our common stock:

	High	Low	Dividends declared

2009
First Quarter (through March 5, 2009)	$19.88	$13.45	$0.245
2008
Fourth Quarter	$24.55	$15.36	$0.245
Third Quarter	26.82	22.23	0.245
Second Quarter	24.92	22.44	0.245
First Quarter	27.70	21.89	0.235
2007
Fourth Quarter	$28.83	$25.74	$0.235
Third Quarter	29.13	25.50	0.235
Second Quarter	31.25	26.40	0.235
First Quarter	30.16	25.56	0.225
2006*
Fourth Quarter	$28.65	$24.17	$0.225
Third Quarter	26.60	24.25	0.225
Second Quarter	31.11	24.97	0.225

*	Prior to April 3, 2006, our stock was not publicly traded.

Dividend policy

Since becoming a public company in April 2006, we have paid a quarterly dividend on our common stock. On February 19, 2009, our Board of Directors declared a quarterly common stock dividend of 24.5 cents per share, payable on or before April 15, 2009 to shareholders of record at the close of business on March 25, 2009. Subject to the rights of holders of any shares of preferred stock we may issue in the future, and the limitations under the terms of our Mortgage Indenture, our Board of Directors may declare and pay dividends on shares of our common stock from time to time out of legally available funds. We review our dividend policy periodically and the declaration of any future dividends will depend upon our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions, and other factors that our Board of Directors considers relevant. In addition, the terms of our debt instruments may limit our payment of dividends. Under our Mortgage Indenture, so long as any of our first mortgage bonds remain outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for value (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income available for dividends on our common stock accumulated after December 31, 1944, as determined in accordance with the Mortgage Indenture. At December 31, 2008, over $1 billion of accumulated net income was available for payment of dividends under this provision. Please read the section of this prospectus supplement entitled “Risk factors—The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.”

Underwriting

We are offering the shares of common stock described in this prospectus supplement and accompanying prospectus through a number of underwriters. J.P. Morgan Securities Inc., Barclays Capital Inc., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities Inc.	4,340,000
Barclays Capital Inc.	2,170,000
Deutsche Bank Securities Inc.	2,170,000
Wachovia Capital Markets, LLC	2,170,000

Total	10,850,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may terminate.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2965 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.1000 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,627,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions and less an amount per share equal to any dividends declared by us and payable on the common shares sold on the date hereof but not payable on the shares purchased pursuant to the over-allotment option. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $0.4935 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per Share	$0.4935	$0.4935
Total	$5,354,475	$6,157,646

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $375,000.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc., for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including issuances of our common stock in connection with our stock incentive plan, employee stock purchase plan or dividend reinvestment plan or upon settlement of certain dividend equivalent rights. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and our executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by us or such executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, our executive officers may not, without the prior written consent of J.P. Morgan Securities Inc., during the period ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “POR.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances that do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State, and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Affiliates of all representatives of the underwriters other than Barclays Capital Inc. are lenders under our revolving credit facilities.

Legal matters

Certain legal matters with respect to the common stock offered by this prospectus supplement will be passed upon for us by Perkins Coie LLP, Portland, Oregon, and J. Jeffrey Dudley, our General Counsel. As of March 1, 2009, Mr. Dudley owned 1,236 shares of our common stock, which number excludes up to 10,603 shares underlying restricted stock units and dividend equivalent rights awarded to Mr. Dudley that may vest after March 1, 2009, assuming maximum payouts under performance-based awards. Pursuant to various stock and employee benefit plans, Mr. Dudley is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The financial statements incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus supplement or accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement or those filings.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or accompanying prospectus or incorporated by reference into this prospectus supplement.

Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the SEC on February 25, 2009;

•	Those portions of the definitive proxy statement for our 2008 annual meeting of shareholders, filed on March 21, 2008, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Current Reports on Form 8-K, which we filed with the SEC on January 16, 2009 and January 28, 2009;

•	The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment filed for the purpose of updating such description; and

•	All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the completion of the offering under this prospectus supplement, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct requests for such copies to:

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Assistant Treasurer
Telephone: (503) 464-8322

In reviewing any agreements included as exhibits to the registration statement relating to this offering or to other SEC filings incorporated by reference into this prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our common stock.

PROSPECTUS

Portland General Electric Company

Common Stock

First Mortgage Bonds

We may offer and sell from time to time, in one or more offerings, shares of our common stock and first mortgage bonds.

In addition, selling shareholders to be named in a prospectus supplement may offer our common stock from time to time.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We and any selling shareholder may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.” The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2007.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

Prospectus

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock and first mortgage bonds as described in this prospectus, in one or more offerings, and selling shareholders to be named in a prospectus supplement may, from time to time, sell our common stock in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and first mortgage bonds that we, or selling shareholders, may offer. Each time we sell common stock or first mortgage bonds or selling shareholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or first mortgage bonds offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-5532-99. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Information regarding forward-looking statements

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	governmental policies and regulatory investigations and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Public Utility Commission of Oregon with respect to allowed rates of return, financings, electricity pricing and rate structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of net variable power costs and other capital investments, and present or prospective wholesale and retail competition;

•	the effects of Oregon law related to utility rate treatment of income taxes (SB 408), which may result in earnings volatility and adverse effects on operating results;

•	events related to City of Portland, Oregon investigations with regard to rates charged by PGE, and any attempt by the City of Portland to set rates for our customers located within the City of Portland;

•	final resolution of matters related to the Bonneville Power Administration Residential Exchange program payments;

•	changes in weather, hydroelectric, and energy market conditions, which could affect our ability and cost to procure adequate supplies of fuel or purchased power to serve our customers;

•	wholesale energy prices (including the effect of FERC price controls) and their effect on the availability and price of wholesale power purchases and sales in the western United States;

•	the completion of major generating plants on schedule and within budget;

•	weather conditions that directly influence customer demand for electricity and damage to our facilities from major storms;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of customers and counterparties;

•	operational factors affecting our power generation facilities;

•	increasing national and international concerns regarding global warming and proposed regulations that could result in requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, to mitigate carbon dioxide and other gas emissions, including regional haze and mercury emissions affecting the company’s thermal generating plants;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	residential, commercial and industrial growth and demographic patterns in our service territory;

•	the loss of any significant customer, or changes in the business of a major customer, that may result in changes in demand for our services;

•	our ability to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

•	capital market conditions, including interest rate fluctuations and capital availability;

•	changes in our credit ratings, which could have an impact on the availability and cost of capital;

•	new federal, state and local laws that could have adverse effects on operating results;

•	legal and regulatory proceedings and issues;

•	employee workforce factors, including strikes, work stoppages and the loss of key executives;

•	general political, economic and financial market conditions; and

•	terrorist activities.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Portland General Electric Company

Portland General Electric Company, incorporated in the State of Oregon in 1930, is a single, integrated electric utility engaged in the generation, purchase, transmission, distribution and retail sale of electricity in the State of Oregon. Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2006 our service area population was approximately 1.6 million, comprising about 43% of the state’s population. At March 31, 2007, we served approximately 796,000 retail customers. Additionally, as part of our regulated business we participate in the western wholesale marketplace selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes. To the extent any shares of our common stock are being offered for the account of selling shareholders, we will not receive any of the proceeds from the sale of such shares.

Description of common stock

The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Articles of Incorporation and our Fourth Amended and Restated Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.

General

Our Amended and Restated Articles of Incorporation provide that we have authority to issue up to 80,000,000 shares of common stock, no par value. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Voting rights

Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.

Dividend Rights

Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.

Preemptive rights

Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the company convertible into our common stock upon the issuance of our common stock or any such convertible securities.

Liquidation rights

If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.

Liability for calls and assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Shareholder action

Except as required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors, and shall be called by our President (or in the event of absence, incapacity or refusal of our President, by our Secretary or any other officer) upon the signed written request of the holders of not less than 10 percent (unless our Articles of Incorporation provide otherwise) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Provisions with possible anti-takeover effects

An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted-out of these provisions.

Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and

•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.

In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.

The acquiror may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

•	a merger or plan of exchange;

•	any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.

•	These business combination restrictions do not apply if:

•	the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•	as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•	the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

Description of first mortgage bonds

The first mortgage bonds will be issued under and secured by the Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between Portland General Electric Company and HSBC Bank USA, National Association as successor to The Marine Midland Trust Company of New York, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the Mortgage. The first mortgage bonds that we may issue under the Mortgage are referred to as the bonds.

The following description is a summary of material provisions of the Mortgage. The summary is not complete. We have filed the original mortgage and each of the supplemental indentures amending the mortgage and the form of a new supplemental indenture for the issuance of new bonds (referred to in this prospectus as the supplemental indenture) as exhibits to the registration statement of which this prospectus is a part. You should read the Mortgage, the supplemental indentures and the form of new supplemental indenture because those documents, and not this description, define your rights as a holder of the bonds.

Secured obligations

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired property (except cash, securities, contracts and accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights and certain other assets) subject, however, to certain permitted encumbrances and to various exceptions, reservations, reversions, easements and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property.

The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (a) if at the date the property is acquired the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, or (b) if at the date the property is acquired the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (c) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

The term “bondable public utility property,” as defined in the Mortgage, means specified types of tangible property, including property in the process of construction that is owned or may be acquired by us and subject to the lien of the Mortgage, which is located in the States of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it; and

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired.

The Mortgage does not contain any provisions that afford holders of bonds special protection in the event of a highly leveraged transaction by us; however the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage as described above. Any special provisions applicable to the bonds will be set forth in a prospectus supplement with respect to the bonds.

Redemption and purchase of bonds

A prospectus supplement will disclose any provisions for the redemption or purchase of any particular series of bonds. Under the Mortgage, the proceeds of the sale or other disposition of substantially all of our electric properties in Portland, Oregon must be applied only to the retirement of bonds. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.

Sinking fund provisions

We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established we will be required to deposit with the trustee at certain specified times sufficient cash to redeem a percentage of or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.

Replacement fund

If the amount of depreciation upon bondable public utility property (as defined above) exceeds property additions in any year, we will pay the excess to the trustee on May 1 of the following year, by either payments in cash or by delivery of bonds. We will take credit against the amount to be paid for property additions acquired or constructed by us from March 31, 1945 to the end of the calendar year for which the payment is due. We will not, however, take credit for property additions or available additions that have been previously made the basis for credit under the Mortgage or any other replacement fund. We may, at our election, credit against the replacement fund amount (1) available retirements of bonds, (2) certain expenditures on bondable public utility property subject to prior lien and (3) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or bonds held by the trustee in the replacement fund. We may also reinstate available retirements of bonds that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds. Those redemptions would be at the then applicable regular redemption prices.

Minimum provision for depreciation

Under the Mortgage there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945 is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966 equal to the greater of (1) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (2) the amount we actually appropriated in respect of the property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the trustee on account of, any sinking fund payment during the calendar year. The property additions and bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (i) the amount of any property additions referred to in (a) above which after December 31, 1966 were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for bonds of any series, and thereafter became “available additions” as a result of the fact that all bonds of such series ceased to be outstanding, and (ii) 166 2/3% of the principal amount of bonds referred to in (b) above, which after December 31, 1966 were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the trustee on account of, any sinking fund payment for bonds of any series, and thereafter became available retirements of bonds as a result of the fact that all bonds of such series ceased to be outstanding.

Issuance of additional bonds

We may issue an unlimited amount of bonds under the Mortgage so long as the additional bonds are issued from time to time on the basis of any combination of (1) 60% of available property additions, (2) the deposit of cash or (3) available retirements of bonds. With certain exceptions in the case of (3) above, the issuance of bonds is subject to net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all bonds to be outstanding and all prior lien indebtedness. Cash deposited with the trustee pursuant to (2) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to available retirements of bonds or (c) applied to the purchase or redemption of bonds.

Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945 (1) the greater of the aggregate amount of retirements since March 31, 1945 or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (2) the aggregate of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”

Dividend restrictions

So long as any of the offered bonds, or any of the bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.

Release and substitution of property

Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations or certain other property or upon the basis of available additions or available retirements of bonds.

Modification of the mortgage

Under the Mortgage our rights and obligations and the rights of the holder may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding bonds, including 60% of the bonds of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.

Defaults and notice

Each of the following will constitute a default:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days;

•	failure to deposit any sinking, replacement or improvement fund payment when due;

•	certain events in bankruptcy, insolvency or reorganization of PGE; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice.

The trustee may withhold notice to the holders of bonds of any default (except in payment of principal, interest or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the bonds issued under the Mortgage.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the bonds can annul the declaration.

No holder of bonds may enforce the lien of the Mortgage, unless (i) it has given the trustee written notice of default, (ii) the holders of 25% of the bonds have requested the trustee to act and have offered the trustee reasonable indemnity and (iii) the trustee has failed to act within 60 days. If they provide this reasonable indemnification, the holders of a majority in principal amount of the bonds may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

Evidence to be furnished to the trustee

Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Interest and payment

The prospectus supplement will set forth:

•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;

•	the date or dates on which the interest is payable; and

•	the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

Concerning the trustee

HSBC Bank USA, National Association, formerly The Marine Midland Trust Company of New York, is the trustee under the Mortgage. The holders of a majority in principal amount of the outstanding bonds issued under the Mortgage may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Mortgage. The trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the trustee resigns, is removed from or becomes incapable of acting as trustee or a vacancy occurs in the office of the trustee for any reason, a successor trustee shall be appointed in accordance with the provisions of the Mortgage.

Governing law

The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or selling shareholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the SEC on March 2, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which we filed with the SEC on May 3, 2007;

•	Current Reports on Form 8-K, which we filed with the SEC on January 23, 2007, February 20, 2007, February 28, 2007, March 13, 2007, April 12, 2007, April 19, 2007, May 22, 2007 and May 31, 2007;

•	The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment filed for the purpose of updating such description; and

•	All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Kristin Stathis, Assistant Treasurer
Telephone: (503) 464-8322

Legal matters

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Douglas R. Nichols, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of June 1, 2007, Mr. Nichols owned no shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Nichols is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.

Experts

The financial statements and management’s report on the effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We, the selling shareholder and the underwriters have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. The selling shareholder and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.